Exhibit 99.1

DTS ACQUIRES LOWRY DIGITAL IMAGES AND

EXTENDS BUSINESS TO IMAGE TECHNOLOGY & SERVICES

DTS Now Positioned to Lead Transition to High Definition Audio & Image Delivery
for Digital Cinema, Broadcast & Next Generation Discs

Agoura Hills, CA — January 6, 2005 — DTS (Digital Theater Systems, Inc.) (NASDAQ: DTSI) today announced that it has acquired Lowry Digital Images (LDI), a privately held company and a leader in image restoration and enhancement.  This transaction substantially extends DTS’ business to include image technology and services that support content creation and delivery in both the theatrical and consumer markets.

A Burbank, California-based technology developer and service provider, LDI is a leader in restoring and enhancing moving pictures, whether captured on film or in digital form.  LDI uses highly advanced, proprietary image processing algorithms designed to improve picture quality and resolution and to remove unwanted artifacts.  LDI’s founder, John Lowry, is a long-time image specialist who first gained industry recognition for his work on images transmitted from the moon during the Apollo 16 and 17 missions in the 1970s.  Since its inception in 2000, LDI has processed nearly 100 of the world’s most recognized feature films for output to broadcast television, DVD, 35mm film and IMAX® presentations.

The acquisition positions DTS to expand its role as an essential technology provider for high quality audio and video entertainment.  By supporting high-definition content creation, delivery and playback, management believes that DTS is well-positioned to participate in and capitalize on the accelerating trend to higher-quality picture and sound delivery for digital cinema, next generation discs and broadcast.  DTS’ brand, its leadership position in the theatrical and consumer markets, and its global infrastructure are expected to help bring LDI services and technology to a broader base of customers.

DTS paid approximately $11.0 million in cash to acquire all outstanding LDI shares.  DTS will be required to issue up to 857,000 shares of its common stock to former LDI stockholders in the event LDI meets specified performance criteria during 2005 and 2006.  LDI is expected to generate revenues of approximately $10 million and be accretive to earnings in 2005.

“The acquisition of Lowry Digital Images represents DTS’ commitment to delivering a full range of best-in-class technologies and services designed to enhance the entertainment experience,” said Jon Kirchner, President and CEO of DTS.  “With this expanded breadth of business going forward, DTS is poised to lead the accelerating industry transition to high definition sound and images for D-Cinema, broadcast, and the emerging HD-DVD and Blu-Ray Disc formats.”

“There is an inherent synergy between LDI and DTS.  We serve the same base of clients, we are focused on enabling the best possible entertainment experience, and we recognize the market’s interest in ever higher quality image and sound technology,” said John Lowry.  “We are excited about the potential for growth in our markets and believe that this transaction will help to leverage and accelerate our progress.”

Additional Information

Management will discuss further details of this transaction in conjunction with its Analyst Meeting scheduled for 5:30PM PST today, Thursday, January 6th, 2005.  An audio webcast of this meeting will be available via the Investor Relations section of DTS’ website at www.dtsonline.com.

About DTS

DTS (Digital Theater Systems, Inc.) (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience.  DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are over 280 million DTS-licensed consumer electronics products available worldwide.  A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as 5.1 Music Discs, DVD-Video, DVD-Audio and DVD-ROM software.  Additionally, DTS is featured on more than 24,000 motion picture screens worldwide.  Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in the United Kingdom, Canada, Japan and China.  For further information, please visit www.dtsonline.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the rapidly changing and competitive nature of the digital image restoration and enhancement business and the consumer electronics and entertainment markets, DTS’ inclusion in or exclusion from governmental and industry standards, customer acceptance of DTS’ technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks and digital images, changes in domestic and international market and political conditions, risks related to integrating the acquisition of LDI and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov.  DTS assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

DTS is a registered trademark of Digital Theater Systems, Inc.

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Press Contacts:

Kristin Thomson

Director, Public Relations

DTS

kthomson@dtsonline.com